Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 11, 2025, except for the revision described in Note 12 and the change in composition of reportable segments described in Note 20 to the consolidated financial statements, as to which the date is November 17, 2025 relating to the financial statements of Lumexa Imaging Equity Holdco, LLC, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-291590) of Lumexa Imaging Holdings, Inc.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

December 12, 2025